Exhibit 10.6

ASSURED GUARANTY LTD.
PERQUISITE POLICY

Effective February 9, 2012

ASSURED GUARANTY LTD. PERQUISITE POLICY

CERTIFICATE

I, James M. Michener, General Counsel and Secretary of Assured Guaranty Ltd., hereby certify that the attached document is a full, true and complete copy of the Assured Guaranty Ltd.  Perquisite Policy as in effect on February 9, 2012.

Dated this 24th day of April, 2012

/s/ James M. Michener

General and Secretary as Aforesaid

(Seal)

Assured Guaranty Ltd. Perquisite Policy

This Assured Guaranty Ltd. Perquisite Policy (the “Policy”), established February 9, 2012 (the “Effective Date”), sets forth the policies and procedures of Assured Guaranty Ltd. and its affiliates (the “Company”) with respect to establishing perquisites and designating those executives eligible to receive the perquisites during such executives’ periods of employment by the Company.

1.               Eligibility for Perquisites

As of Effective Date, the Chief Executive Officer and those senior executive officers of the Company designated by the Chief Executive Officer are eligible to receive the perquisites set forth in Section 2 hereof. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority to make all determinations with respect to the eligibility of executives to receive perquisites and the scope of such perquisites, including, but not limited to, the authority to designate executives as eligible, to remove executives from eligibility (including those designated as of the Effective Date pursuant to this Section 1), and to limit the perquisites available to any executive or group of executives. The Committee may delegate authority hereunder to the Chief Executive Officer of the Company, except that the Committee shall retain full authority to make any determination regarding the eligibility of the Chief Executive Officer to receive perquisites and the scope of those perquisites.

2.               Perquisites

The following perquisites shall be made available to each designated executive, except as otherwise determined by the Committee, or with respect to senior executive officers of the Company other than the Chief Executive Officer, except as otherwise determined by the Chief Executive Officer:

•                  Reimbursement for the reasonable cost of any tax preparation service and financial planning.

•                  Annual executive medical exam.

For those designated executives who are United States citizens or permanent residents and who work in Bermuda, the following additional perquisites shall be made available:

•                  Reimbursement for reasonable moving expenses for household goods in relocating to Bermuda.  Upon the termination of an executive’s employment for any reason (other than for Cause, as such term is defined within the Assured Guaranty Ltd. Executive Severance Plan), the Company will reimburse the executive for reasonable moving expenses actually incurred to move the executive’s household goods to the executive’s original port of departure, or to another destination (provided that the amount reimbursed for moving to another destination will not exceed the amount required to be reimbursed if the executive returned to the executive’s original port of departure), provided that such reimbursement rights apply only during the period ending on the last day of the second taxable year following the year in which the executive’s termination of employment occurs.

•                  Reimbursement of up to a maximum amount determined by the Committee for the cost of suitable living accommodations in Bermuda. In the event that the executive chooses to purchase a residence in Bermuda, the Company will reimburse him only for the fair market rental value of said residence to the same maximum amount per month, which amount shall be reviewed from time to time in accordance with authorization from the Committee.

•                  Annual stipend of $15,000 per calendar year to cover cost of travel by the executive and his or her family members to and from Bermuda.

•                  Reimbursement for initiation fees and annual dues at a club in Bermuda selected by executive.

•                  Participation in the executive automobile program.

3.               Timing of Reimbursements

Payment of reimbursement amounts and the provision of in-kind benefits by the Company under this Policy that constitute Deferred Compensation shall be subject to the following:

•                  Such reimbursements shall be made promptly after the executive submits reasonable evidence of having incurred the amounts subject to reimbursement, provided that the executive is required to provide such evidence no later than October 31 of the calendar year following the year in which such expenses are incurred (or such earlier date that is generally applicable, or such later date, established by the Company that is not later than the end of the calendar year following the year in which such expenses are incurred), and shall be paid by the Company not later than the last day of the calendar year following the year in which such expenses are incurred.

•                  To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under section 409A of the Internal Revenue Code of 1986, as amended, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

•                  The executive’s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

4.               Amendment and Termination

The Committee has the authority to amend or terminate this Policy at any time.